Exhibit 10.1

House Lease Agreement

Party A (Lessor): Zhengzhou Zhong Xing Real Estate Co., Ltd.

Party B (Lessee): Zhengzhou Shenyang Technology Co., Ltd.

Based on full consultation and negotiation, both parties agree to reach such an agreement about house lease affairs and strictly abide by the terms.

I. Party A is willing to lease out the house located in the second floor of Bo Ya Xi Cheng No. 206, Tong Bai Road, Zhongyuan District (with floor area of 945.33m2) to Party B. Party B has adequate acknowledgement to the house and is willing to lease this house.

II. The annual rents of above house agreed by both parties are total RMB 400,000 (Four Hundred Thousand) Yuan, and the term is two years from May 21, 2009 to April 30, 2011. Party B should pay RMB 50,000 Yuan as the deposit firstly.

Payment approach: When both parties are signing the agreement, party B should pay RMB 50,000 Yuan as the deposit by cash or check. And then party B should pay the total RMB 400,000 Yuan before Dec. 31 2009. Since the third year of the lease, the rents shall be paid semiyearly, and delivered to Party A 5 days before expiration.

III. The land use right of above-mention house shall be used by Party B since May 1 2009(including the fitting up period). Party B should pay the water, electricity and property management fees since the period of fitting-up.

IV. During leasing term, Party A shall promise to bear following responsibilities:

1. Party A shall define clear proprietorship of the house. If there is any dispute or real estate ownership problems relevant to Party A, he shall be responsible for the dispute and bear lawsuit responsibility collateral.

2. Above-mentioned house shall accord with leasing house requirements;

3. Party B should not sell the above-mentioned house during the leasing term.

V. During leasing term, Party B shall promise to bear following responsibilities:

1. Party B should not change the main structure of the above-mentioned house. If the house is intended to be modified or rebuilt, it shall be approved by Party A in written form, while the expenses shall be paid by Party B; Party B should either ask for fitting-up cost by any reasons or compensate for the deposit during the leasing term or when the lease expired.

2. If it needs the sublease to the third party or exchange with the third person, it shall be invalid unless agreed by Party A;

3. Party B shall bear compensation or repair for the damaged house, equipment, field, fence or road due to improper use or other man-made reasons;

4. Party B cannot build any permanent constructions on this field or road. If it is indeed necessary, it shall be approved by Party A in written form, while the expenses shall be paid by Party B; once the lease expires, Party B promise to hand over all the buildings to Party B intact and free.

5. Party B shall assist Party A to take regular building inspection and maintenance.

6. Party B shall return the house to Party A once the agreement expires. If the lease keeping is required, Party B shall negotiate with Party A two (2) months in advance to sign further agreement. Under the equal conditions, priority is given to Party B.

7. During the releasing term, all the cost of water, electricity and etc. shall be paid by Party A. Zheng Zhou Dong Fang Property Management Co. Ltd. is in charge of the property management of the company. Any legal dispute shall not be cause by this. And once there arises any problems, both Parties should negotiate and resolve them with the attitude of mutual understanding.

9. During the business period, if Party B needs to do advertisement, it only should be processed within the framework. The excess department should be resolved by negotiating with the relevant department and Party B shall pay the related cost.

10. Party B shall not engage in the activities which are in violation of national laws for public security and illegal. Also Part B shall not make any noise which will impact the normal life the surrounding residence.

11. Party B shall not pile up garbage and hazardous materials which would cost taint pollution and disruption for surrounding environment, buildings and ancillary equipments in the above-mentioned house and outer space. Or Party B shall do the compensation for the cost losses in accordance with the relevant rules.

VI. Responsibility for breach of contract: should any party fail to fulfill obligations specified in the agreement or violate against relevant state or local house lease regulations, the other party has the right to release this agreement in advance, any losses hereof shall be born by the party bears responsibility. Should Party B overdue the delivery of rents, Party B shall pay 5‰ penalties on the basis of monthly rents for each overdue day. If Party B default the rents for 15 days, Party B has the right to draw back the realty, and meanwhile to deal with the existing property of Party B through relevant department in order to compensate for the rent and liquidated damages. Party B should bear the responsibility for all the losses cost by this.

VII. No party bears any responsibility for house removing and equipment damage caused by force majeure.

VIII. If there is any dispute during contract performance, both parties shall take negotiation to settle them down. If negotiation is failed, both parties can lodge an appeal to people's court that has the jurisdiction over these matters.

IX.  This agreement entries in to force after signing by both parties. Party B pays RMB50,000 as the deposit which will be return to Party B when the lease expires.

X. Anything not covered in this contract will be discussed separately by both parties. The supplementary agreement shall have the equal effect with this agreement after signing by both parties.

Ⅺ. There are two duplicates for this agreement, Party A and Party B shall each take one copy.

Ⅻ. Other affairs agreed by both parties:

Party A (Signature):	Party B (Signature):

Zhengzhou Zhongxing Real Estate Co., Ltd.	Zhengzhou Shenyang Technology Co., Ltd.

Legal representative: Jia Yunzeng	Legal representative: Zhong Bo

Contact phone: 13633833389	Contact phone: 13513719999

Authorized proxy: Zhang Yan	Authorized proxy: Xue Na

Date: Apr. 24, 2009